Exhibit 21.1

Subsidiaries of the Company

PainCare, Inc.

PainCare Management Services, Inc.

PainCare Surgery Centers, Inc.

PainCare Real Estate Advisors, Inc.

Advanced Orthopaedics of South Florida II, Inc.

Rothbart Pain Management Clinic, Inc.

Pain and Rehabilitation Network, Inc.

Medical Rehabilitation Specialists II, Inc.

PainCare Acquisition Company V, Inc.

PainCare Acquisition Company VI, Inc.

Health Care Center of Tampa, Inc.

PainCare Acquisition Company VIII, Inc.

PainCare Acquisition Company IX, Inc.

PainCare Acquisition Company X, Inc.

PainCare Acquisition Company XI, Inc.

Georgia Surgery Centers, Inc.

PainCare Acquisition Company XII, Inc.

PainCare Acquisition Company XIII, Inc.

PainCare Acquisition Company XIV, Inc.

PainCare Acquisition Company XV, Inc.

PainCare Acquisition Company XVI, Inc.

PainCare Acquisition Company XVII, Inc.

PainCare Acquisition Company XVIII, Inc.

PainCare Acquisition Company XIX, Inc.